Exhibit 99.1

As a result of your interest in the proposed Hyde Park/Essex Crane transaction, we thought you might be interested in the attached article from The Economist entitled, “The Cracks are Showing.”   The piece discusses the poor state of America’s infrastructure and the economic imperative to reinvest in it as a national priority.   Essex will benefit from increased investment in infrastructure.

This communication shall not constitute an offer to sell or a solicitation of an offer to buy any securities. Furthermore, this communication is not a solicitation of proxies from the holders of Hyde Park’s common stock. Any solicitation of proxies will be made only by Hyde Park’s definitive proxy statement that will be mailed to all stockholders of record when available.

Hyde Park, Essex, and their respective directors and officers may be deemed participants in the solicitation of proxies from Hyde Park stockholders. A list of the names of those directors and officers and descriptions of their interests in Hyde Park is contained in Hyde Park’s preliminary proxy statement, which was filed with the Securities and Exchange Commission on July 2, 2008, and will also be contained in Hyde Park’s definitive proxy statement when it becomes available. Hyde Park’s stockholders may obtain additional information about the interests of its and Essex’s directors and officers in the proposed acquisition by reading Hyde Park’s definitive proxy statement when it becomes available.

Stockholders are advised to read Hyde Park’s preliminary proxy statement and, when available, definitive proxy statement in connection with the solicitation of proxies for the special meeting because these statements contain, or will contain once available, important information. The definitive proxy statement will be mailed to stockholders as of a record date to be established for voting on the proposed acquisition of Essex. Stockholders will also be able to obtain a copy of the proxy statement, without charge, by directing a request to: Hyde Park Acquisition Corp., 461 Fifth Avenue, 25th Floor, New York, NY 10017. The preliminary proxy statement and definitive proxy statement once available, can also be obtained, without charge, at the Securities and Exchange Commission's internet site (http://www.sec.gov).

Used with permission of Economist Newspaper Group, from The Economist June 28, 2008; permission conveyed through Copyright Clearance Center, Inc.

Economist.com

Infrastructure

The cracks are showing

Jun 28th 2008 | CHICAGO AND NEW YORK
From The Economist print edition

America's tradition of bold national projects has dwindled. With the country's infrastructure crumbling, it is time to revive it

THE Mississippi River pushed relentlessly past dozens of levees this month. Towns were submerged, their buildings tiny islands in murky water. Ducks paddled on ponds that had once been farmland. Some flooding was inevitable, given the force of the swollen Mississippi. But a poorly managed flood-defence system did not help.

For the past few years it has been hard to ignore America's crumbling infrastructure, from the devastating breach of New Orleans's levees after Hurricane Katrina to the collapse of a big bridge in Minneapolis last summer. In 2005 the American Society of Civil Engineers estimated that $1.6 trillion was needed over five years to bring just the existing infrastructure into good repair. This does not account for future needs. By 2020 freight volumes are projected to be 70% greater than in 1998. By 2050 America's population is expected to reach 420m, 50% more than in 2000. Much of this growth will take place in metropolitan areas, where the infrastructure is already run down.

If America does not act, says Robert Yaro of the Regional Plan Association (RPA), a body that plans for the New York-New Jersey-Connecticut region, it will have the infrastructure of a third-world country within a few decades. Economic growth will be constricted, and the quality of life will be diminished.

It is not surprising that the floods have put infrastructure in the spotlight, but this time it might remain there. Droughts have shown the need for better long-term planning. Thanks to the soaring oil price, a surge in demand for buses and trains has exposed ageing transport systems in big cities and meagre investment in small ones. And the Highway Trust Fund, which provides most of the federal money for transport projects, will be at least $4 billion in debt next year.

The private sector is hungry to invest. In May Morgan Stanley raised $4 billion for its new infrastructure fund, Kohlberg Kravis Roberts (KKR), a private-equity firm, launched a global infrastructure practice, and Pennsylvania announced that Citigroup and Abertis, a Spanish toll-road operator, had won an auction to lease the state's turnpike. Momentum for change exists. Will politicians respond?

America has a grand tradition of national planning, from Thomas Jefferson's vision for roads and canals in 1808, which influenced policy for the next century (and led to America's first transcontinental railway) to Dwight Eisenhower's Federal Highway-Aid Act of 1956, which created the interstate system. Such plans stand in stark contrast to the federal government's strategy today. America invests a mere 2.4% of GDP in infrastructure, compared with 5% in Europe and 9% in China, and the distribution of that money is misguided. The more roads and drivers a state has, the more federal money it receives, explains Judith Rodin of the Rockefeller Foundation, which funds infrastructure research. This discourages states from trying to cut traffic. And because the petrol tax pays for transport projects, if America drives less, there is less money for infrastructure.

Even worse is the influence of the pork-barrel. Only around 20 states use cost-benefit analyses to evaluate transport projects; of these, just six do so regularly. Alaska's "bridge to nowhere" is an infamous result of this sort of planning. But it is not exceptional. Two months after the bridge collapsed in Minneapolis, the Senate approved a transport and housing bill that included money for a stadium in Montana and a museum in Las Vegas.

The result is disarray. America's ageing water infrastructure is sorely underfunded: the Environmental Protection Agency forecasts an $11 billion annual gap in meeting costs over the next 20 years. One heavy storm can cause ageing urban sewerage systems to overflow. Last summer an 83-year-old pipe in Manhattan burst, sending a geyser of steam and debris into the air. Competition for water itself has become vicious. Georgia and Tennessee are in an all-out brawl over it.

America's transport network is similarly dysfunctional, says a recent Urban Land Institute report. Important gateways, such as the ports in Los Angeles and New York, are choked. Flight delays cost at least $15 billion each year in lost productivity. Commutes are more dismal than ever. Congestion on roads costs $78 billion annually in the form of 4.2 billion lost hours and 2.9 billion gallons of wasted petrol, according to the Texas Transportation Institute. Although a growing number of Americans are travelling by train, the railways are old. America's only "high-speed" train runs between Boston and Washington, DC, on an inadequate track.

How can all this be fixed? In January a national commission on transport policy recommended that the government should invest at least $225 billion each year for the next 50 years. The country is spending less than 40% of that amount today. Yet more important than spending lots of money is spending it in better ways.

The Brookings Institution, a think-tank, recommends that America focus on metropolitan areas, or "metros", the top 100 of which account for 65% of population and 75% of economic output. "America 2050", led by the RPA and a committee of scholars and civic leaders, has a similar scheme for "megaregions", or networks of metros. The federal government should do what it can to ensure that these areas, first of all, have the infrastructure they need to thrive.

This means, among other things, an enhanced federal role in projects that cross state borders, including not only the interstates but intermodal freight and high-speed rail. A better system for evaluating a project's benefit—within a broader strategy for economic development, for example—would help the public get more for its money. Metros would be given more incentives to reduce congestion and sprawl.

Barack Obama, the Democratic presidential nominee, has echoed many of these ideas. John McCain, the Republican one, derides the "bridge to nowhere"; his website even has a video game, "Pork Invaders". But so far he has no strategy. Mr Obama's plans include creating an infrastructure bank to help finance transport projects, supporting high-speed rail and investing in subways and buses.

Most controversial will be the question of how to pay for all this. Mr Obama's infrastructure bank would aim to attract private capital. But the private sector's role remains contentious. Both the Senate and the House have passed bills to raise money for passenger rail, but the White House wants private operators to be more involved. Pennsylvania's effort to lease its turnpike, which follows similar deals in Chicago and Indiana, must still be approved by a sceptical state legislature.

User fees, says Mary Peters, the secretary of transport, are a way to reduce congestion while raising revenue for other projects. Introducing road pricing in just the biggest 98 metropolitan areas would generate some $120 billion a year, according to a study by Brookings. But it will be hard. New York's legislature has quashed a plan for congestion pricing, though the federal government had promised $354m.

There is reason to hope. Beyond the campaign trail, many politicians have made infrastructure a big issue. Mr Obama's infrastructure bank is a variation on a scheme that Chris Dodd, a Democrat, and Chuck Hagel, a Republican, introduced in the Senate last year. (The bill, is still pending.) In the House, Earl Blumenauer has proposed a commission to guide infrastructure investment. Ed Rendell, Arnold Schwarzenegger and Michael Bloomberg, the political juggernauts in Pennsylvania, California and New York City respectively, have launched a coalition to make infrastructure a national priority.

The benefits of investment would be felt in many ways. Terence O'Sullivan, president of the Labourers' union, says 47,500 jobs will be created for every $1 billion the government spends on infrastructure. "Make no little plans", said Daniel Burnham, one of America's great urban architects. "They have no magic to stir men's blood." It's time to think big again.

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